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                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

We have issued our report dated January 23, 2003 (except for Note 16 as to which the dates are February 10, 2003 and March 4, 2003) accompanying the consolidated financial statements of RAIT Investment Trust and subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2002 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in this Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 26, 2003



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